Exhibit 99.2

From: Kent Snyder

Date: April 10, 2013

RE: Senomyx Stock Option Exchange Program Proposal

Dear Employees,

Some of you may have noticed that earlier today we filed a preliminary proxy statement for our 2013 Annual Meeting of Stockholders. The preliminary proxy statement contains various proposals that we expect to submit to stockholders for approval at our Annual Meeting in June.  Once this preliminary proxy is reviewed by the SEC, we will file what is called a definitive proxy statement that will be distributed to our stockholders.  Among the matters that we expect to submit to stockholders for a vote is a proposal to approve a stock option exchange program. Because this stock option exchange program, if approved by our stockholders, could impact the vast majority of our employees, I wanted to make you all aware of the proposal and provide you with a brief outline of what it says.

As you are all aware, our equity award programs are intended to reward you for your contributions and commitment to Senomyx’s success, and to provide appropriate incentives by granting you a potential ownership stake in Senomyx’s future. However, a significant number of the outstanding stock options are significantly “underwater” and may not be serving their intended purpose.

In response, we have proposed and our Board of Directors has approved, subject to stockholder approval, a one-time stock option exchange program. If approved by our stockholders, the Company would formally begin a tender offer that would allow each eligible employee, on a completely voluntary basis, to elect to exchange certain of their then-outstanding vested and unvested stock options for a new stock option that would carry a new exercise price. The stock options that would be eligible for exchange would have to meet the following criteria:

•                  It must have an exercise price greater than $5.85 per share;

•                  It also must have an exercise price greater than 1.5 times the trading price of our stock on the commencement date of the exchange program; and

•                  It must have been granted at least two years prior to the commencement date of the exchange program.

The preliminary proxy statement we filed today describes the proposed option exchange program in substantially greater detail, and describes additional program elements such as exchange ratios, new vesting schedule, and new terms. Stockholders will vote on this proposal at our Annual Meeting of Stockholders scheduled for June 13, 2013. It is important to note that we will only be able to offer the exchange program if it is approved by our stockholders. If it is not approved, existing stock options will remain in effect according to their current terms. If the exchange program is approved, and absent extenuating or unexpected circumstances, we expect to commence a tender offer to conduct the exchange offer soon after the Annual Meeting. Again, your participation in this program would be completely voluntary.

For your reference, a copy of the preliminary proxy statement is available at our Investor Relations page at www.senomyx.com, by clicking on the link to our SEC Filings on the left side of the page. We will not be providing any additional information regarding the proposed option exchange program until the stockholders vote at the Annual Meeting. However, should you have any questions about the information contained in this memorandum, please direct your questions to David Berger at x8306.

We believe that this exchange program, if it proceeds, will provide eligible employees with meaningful choices related to their long-term equity awards.

Best regards,

Kent Snyder

CEO and Chairman

Note: If we proceed with the exchange program, at the time the program begins, we will provide employees who are eligible to participate in the exchange program with written materials explaining the precise terms and timing of the program. Employees who are eligible to participate in the exchange program should read these written materials carefully when they become available because they will contain important information about the program. We will also file these written materials with the U.S. Securities and Exchange Commission (SEC) as part of a tender offer statement upon its commencement. Our stockholders will be able to obtain these written materials and other documents, once filed by the Company with the SEC, free of charge at www.sec.gov. Eligible holders of the Company’s stock options may obtain a written copy of the tender offer documents, when available and free of charge, by contacting David Berger, SVP General Counsel and Corporate Secretary, or through the Company’s website at www.senomyx.com.